Exhibit 10.20

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is entered into as of April 7, 2005, by and between Kadant Inc., a Delaware corporation with its principal place of business at One Acton Place, Acton, Massachusetts 01720 (“Kadant”), and Rudolf A. Leerentveld, residing at 988 Treasure Island Drive, Mattawan, Michigan 49071 (the “Employee”). Kadant and the Employee are referred to together herein as the “Parties.”

Introduction

WHEREAS, Kadant, a Delaware corporation, Johnson Acquisition Corp., a Michigan corporation, The Johnson Corporation, a Michigan corporation (the “Company”), and certain stockholders of the Company have entered into a Purchase Agreement, dated as of April 7, 2005 (the “Purchase Agreement”), pursuant to which the Company will be acquired by and become a wholly owned subsidiary of Kadant; and

WHEREAS, after the Closing Date, Kadant desires that the Employee be employed by the Company (the Company being referred to herein in such capacity as the “Employer”), and the Employee desires such employment, subject to and in accordance with the terms set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties agree as follows:

1. Term of Employment; Compensation and Benefits.

1.1 Term of Employment. The Employer hereby agrees to employ the Employee, and the Employee hereby accepts employment with the Employer, upon the terms set forth in this Agreement, for the period commencing on the Closing Date (the “Commencement Date”) and ending on the second anniversary of the Closing Date (such period, the “Employment Period”), unless sooner terminated in accordance with the provisions of Section 2 hereof. Nothing herein shall be interpreted to limit the Parties’ ability to continue the employment of the Employee by the Employer on an “at will” basis after the expiration of the Employment Period; provided that such employment will be on the Employer’s then current terms and conditions of employment for similarly situated employees.

1.2 Duties and Responsibilities. The Employee shall serve as the President of the Company. The Employee shall be subject to the supervision of and shall have such authority as is delegated to him by the Chief Executive Officer of Kadant or his designee. The Employee hereby accepts such employment and agrees to undertake the duties and responsibilities inherent in such position and such other duties and responsibilities as the Employer or Kadant shall from time to time reasonably assign to him consistent with the terms hereof. The Employee agrees to devote his entire business time, attention and energies to the business and interests of the Employer during the Employment Period. The Employee further agrees to abide by:

(a) the rules, regulations, instructions, personnel practices and policies of Kadant which are generally applicable to all Kadant employees and any changes therein which may be adopted from time to time by Kadant;

(b) Kadant’s Insider Trading Policy and any changes therein which may be adopted from time to time by Kadant; and

(c) Kadant’s Code of Business Conduct and Ethics and any changes therein which may be adopted from time to time by Kadant.

1.3 Compensation.

(a) Commencing on the Closing Date, the Employer shall pay the Employee as salary for the services and duties performed hereunder Two Hundred Twenty-five Thousand Dollars ($225,000) per year in accordance with the Employer’s customary payroll procedures then in effect. Such salary shall be subject to upward adjustment thereafter as determined by the Chief Executive Officer of Kadant, but shall not be less than $225,000 annually during the term of this Agreement.

(b) The Employer shall pay the Employee an annual bonus of $300,000 per year. Employee must be employed by the Employer as of the last day of Kadant’s fiscal year to be entitled to and paid the full annual bonus. In case the Employee’s employment is discontinued prior to the last day of Kadant’s fiscal year, then the bonus to which the Employee shall be entitled shall be pro-rated in proportion to the days in such fiscal year that the Employee was employed under this Agreement. In case the Employee’s employment is discontinued “For Cause” as defined in Section 2.2 of this Agreement, no bonus payment shall be due.

(c) Effective upon the Closing Date, and provided that the Employee is employed by the Company on the Closing Date, the Compensation Committee of the Board of Directors of Kadant shall grant to the Employee a nonqualified stock option to purchase 100,000 shares of common stock, $0.01 par value per share (the “Common Stock”), of Kadant at an exercise price equal to the closing price of the Common Stock on the Closing Date as reported by the New York Stock Exchange, pursuant to the terms and conditions set forth in the form of Nonqualified Stock Option Agreement attached hereto as Exhibit A.

1.4 Fringe Benefits. The Employee shall be entitled to participate in all benefit programs the Employer establishes and makes available to its executive officers from time to time, if any, to the extent that the Employee’s position, tenure, salary, age, health and other qualifications make him eligible to participate. The Employee’s service with the Company or its subsidiaries shall be counted as service with the Employer for the purposes of determining eligibility for, entitlement to and vesting of benefits under all benefit plans provided by the Employer to its employees as allowed by law.

1.5 Profit Sharing Plan. The Employer shall make certain periodic contributions on behalf of and for the benefit of the Employee, in accordance with the provisions of and subject to the limitations set forth in the Company’s Profit Sharing Plan, as may be amended from time to time.

1.6 Reimbursement of Business and Personal Expenses. The Employer shall reimburse the Employee for all reasonable travel, living and other business expenses incurred or paid by the Employee in connection with, or related to, the performance of his duties, responsibilities or services under this Agreement, upon presentation by the Employee of documentation, expense statements, vouchers and/or such other supporting information as the Employer may request, in accordance with Kadant’s travel expense policies and guidelines.

1.7 Appointment as a Vice President of Kadant. The Chief Executive Officer of Kadant intends to recommend to the Board of Directors of Kadant the appointment of the Employee as a Vice President of Kadant at the regularly scheduled meeting of the Board of Directors of Kadant held concurrently with the first annual meeting of stockholders of Kadant after the Closing Date. Such appointment is subject to the approval and discretion of the Board of Directors of Kadant, based upon their assessment of the performance of the Employee and such other factors as they deem appropriate in their sole discretion. Upon such appointment, the Employee shall be deemed an “officer” of Kadant as such term is defined in Rule 16a-1(f) of the Securities and Exchange Act of 1934, as amended (the “Act”) and agrees to comply with all reporting requirements of an officer as required by the Act.

2. Employment Termination.

The employment of the Employee by the Employer pursuant to this Agreement shall terminate upon the occurrence of any of the following:

2.1 Expiration of the Employment Period. At the expiration of the Employment Period or such longer period of employment in accordance with Section 1 hereof;

2.2 For Cause. At the election of the Employer, “for cause” (as defined below), immediately upon written notice by the Employer to the Employee. For the purposes of this Agreement, “for cause” termination shall be deemed to exist upon (a) a good faith finding by the Employer of dishonesty, gross negligence or willful misconduct related to the performance of the Employee’s duties for the Employer; (b) the conviction of the Employee of, or the entry of a pleading of guilty or nolo contendere by the Employee to, any crime involving moral turpitude or any felony; (c) the Employee’s habitual drunkenness, or the use, possession, distribution or being under the influence of alcohol or illegal substances or illegal drugs in the workplace or in a manner otherwise affecting the Employee’s performance of his duties for the Employer; or (d) the breach by the Employee of Section 4 of this Agreement;

2.3 In the Event of Death or Disability. Thirty days after the death or “disability” (as defined below) of the Employee. As used in this Agreement, the term “disability” shall mean the inability of the Employee, due to a physical or mental disability, for a period of 180 days, whether or not consecutive, during any 360-day period to perform the services contemplated under this Agreement. A determination of disability shall be made by a physician satisfactory to both the Employee and the Employer, provided that if the Employee and the Employer do not agree on a physician, the Employee and the Employer shall each select a physician and these two together shall select a third physician, whose determination as to disability shall be binding on all parties;

2.4 Termination without Cause. At the election of the Employer, without cause and for no cause, upon not less than six months’ prior written notice of termination; provided, however, that the Employer reserves the right to place the Employee on a paid leave during such notice period; or

2.5 Voluntary Termination. At the election of the Employee prior to the expiration of the Employment Period in accordance with Section 1 hereof upon not less than six months prior written notice of termination or notice equal to the remainder of the Employment Period, whichever is less.

3. Effect of Termination.

3.1 Termination Upon Expiration of Employment or for Cause. In the event the Employee’s employment is terminated upon expiration of the Employment Period pursuant to Section 2.1 or for cause pursuant to Section 2.2 hereof, the Employer shall pay to the Employee the compensation and benefits otherwise payable to him under Section 1 through the last day of his actual employment by the Employer. The date upon which the Employee’s employment with the Employer ceases is referred to herein as the “Employment Termination Date”.

3.2 Termination for Death or Disability. If the Employee’s employment is terminated by death or because of disability pursuant to Section 2.3 hereof, the Employer shall pay to the estate of the Employee or to the Employee, as the case may be, the compensation which would otherwise be payable to the Employee through the Employment Termination Date.

3.3 Termination by Employer without Cause. If the Employee’s employment is terminated by the Employer without cause pursuant to Section 2.4 hereof prior to the expiration of the Employment Period, the Employer shall pay to the Employee (a) a lump sum payment on the Employment Termination Date equivalent to one year of the Employee’s salary at his salary rate then in effect and (b) if such termination occurs after the end of the fiscal year, the annual bonus as set forth in Section 1.3(b) hereof.

3.4 Voluntary Termination. If the Employee’s employment is voluntarily terminated by the Employee pursuant to Section 2.5 hereof prior to the expiration of the Employment Period, the Employer shall pay to the Employee the compensation and benefits otherwise payable to him under Section 1 through the Employment Termination Date.

4. Non-Compete; Non-Solicitation; Confidential Information; Assignment of Inventions.

The Employee understands and agrees that he shall continue to be subject to that certain Employee Invention, Non-Disclosure, Non-Competition and Non-Solicitation Agreement dated February 23, 2000 (the “Confidentiality Agreement”), by and between the Employee and the Company. The Employee further understands and agrees that he is also subject to the following provisions set forth in the Purchase Agreement: (a) the confidentiality and non disclosure provisions set forth in Section 9.1 of the Purchase Agreement; (b) the restrictions on the solicitation or hiring of former employees set forth in Section 9.2 of the Purchase Agreement; and (c) the non competition provisions set forth in Section 9.3 of the Purchase Agreement. For purposes of this Section 4, in the event the Confidentiality Agreement conflicts with the Purchase Agreement, the provisions set forth in the Purchase Agreement shall govern. The provisions of this Section 4 shall survive the termination of this Agreement.

5. Entire Agreement.

Except for (i) the Retention Bonus Agreement between the Company and the Employee dated March 31, 2005, (ii) the Agreement between the Company and the Employee dated April 6, 2005, (iii) the Employee Invention, Non-Disclosure, Non-Competition and Non-Solicitation Agreement between the Company and the Employee dated February 23, 200, (iv) the Stock Option Agreement between the Company and the Employee dated December 30, 2003 (the “Option Agreement”) and (v) the Stock Holders Agreement between the Company and the Employee dated December 30, 2003 (the “Stock Holders Agreement”), this Agreement constitutes the entire agreement between the Parties and supersedes all prior understandings and agreements, written or oral (including, without limitation, (a) any employment agreement between the Employee and the Company or any of its Affiliates entered into prior to the date hereof and (b) that certain Agreement, effective as of July 1, 2004, by and between the Employee and the Company), that may have related in any way to the subject matter of this Agreement. The Employee acknowledges and agrees that the Option Agreement and the Stock Holders Agreement shall be void and of no further force or effect as of the Commencement Date.

6. Amendment.

This Agreement may be amended or modified only by a written instrument executed by Kadant and the Employee.

7. Governing Law, Forum and Jurisdiction.

This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without reference to the conflict of laws provisions thereof. Any action, suit or other legal proceeding that is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be commenced only in a court of the State of Delaware (or, if appropriate, a federal court located within Delaware), and Kadant and the Employee each consent to the jurisdiction of such a court.

8. Succession and Assignment.

This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Party; provided, that Kadant may assign its rights, interests or obligations hereunder to (a) an Affiliate of Kadant provided that Kadant shall remain responsible to the Employee for such obligations in the event they are not met by such Affiliate or (b) a person who acquires (whether by stock or merger or otherwise) all or substantially all of the business or assets of Kadant or the Employer.

9. Notices.

All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered two business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

If to the Employee:

Rudolf A. Leerentveld

988 Treasure Island Drive

Mattawan, MI 49071

Copy to:

Stan Stek, Esq.

Miller Canfield

99 Monroe Avenue N.W.

Suite 1200

Grand Rapids, MI 49503

If to Kadant:

Kadant Inc.

One Acton Place

Acton, MA 01720

Attention: Chief Executive Officer

Copy to:

Kadant Inc.

One Acton Place

Acton, MA 01720

Attention: General Counsel

Any Party may give any notice, request, demand, claim or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the individual for whom it is intended. Any Party may change the address to which notices, request, demand, claims and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

10. Miscellaneous.

10.1 No delay or omission by any Party in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by any Party to this Agreement on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right of such Party on any other occasion.

10.2 The section headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

10.3 In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby. If any restriction set forth in this Agreement is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area as to which it may be enforceable, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable. The Parties intend that the provisions in Section 4 of the Agreement shall be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America and each and every political subdivision of each and every country outside the United States of America where those provisions are intended to be effective.

10.4 The Employee recognizes that his willingness to be bound by the provisions of Section 4 hereof was a critical condition precedent to Kadant’s willingness to enter into and perform under this Agreement and the Purchase Agreement and that the restrictions contained in Section 4 hereof are necessary for the protection of the business and goodwill of Kadant and are considered by the Employee to be reasonable for such purpose. The Employee also acknowledges that the restrictions contained in Section 4 will not materially or unreasonably interfere with the Employee’s ability to earn a living. The Employee agrees that any breach of this Agreement is likely to cause Kadant substantial and irrevocable damage and that therefore, in the event of any breach of this Agreement, the Employee agrees that Kadant in addition to such other remedies that may be available at law or in equity, shall be entitled to specific performance and other injunctive relief without posting a bond.

10.5 This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

10.6 Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Purchase Agreement.

10.7 In the event the Purchase Agreement is terminated in accordance with Section 10.1 thereof prior to the Commencement Date, this Agreement shall be null and void and of no further force and effect.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first set forth above.

KADANT INC.

By:	/s/ William A. Rainville
Name:	William A. Rainville
Title:	Chairman & CEO

EMPLOYEE:

/s/ Rudolf A. Leerentveld
Rudolf A. Leerentveld

Exhibit A

KADANT INC.

Nonqualified Stock Option Agreement

1. Grant of Option. This Nonqualified Stock Option Agreement (the “Option Agreement”) contains the terms and conditions of a grant of a nonqualified stock option (the “Option”) to purchase the shares of the common stock of the Company (the “Option Shares”) made to you pursuant to the stock option plan identified on the cover page of this Option Agreement (the “Plan”). The date on which your Option was granted by the Company’s Board of Directors is written on the cover page of this Option Agreement and is called the Grant Date. A copy of the Plan that governs your Option is attached and made a part of this Option Agreement. This Option is intended to be a non-statutory stock option under the U.S. Internal Revenue Code of 1986, as amended.

2. Exercisability and Vesting of Option. Your Option only may be exercised once your Option Shares have vested. Your Option Shares vest and become exercisable in three installments for the number of shares listed on the cover page of this Option Agreement under the heading “Shares” and on the vesting dates written on the cover page of this Option Agreement under the heading “Full Vest”, provided that on each vesting date you have been continuously employed by the Company or an “Affiliated Employer” since the Grant Date. Your Option Shares will fully vest immediately in the event of a Change in Control, an event that is defined in the Plan, if the Change in Control occurs before the date on which you cease to be an employee of the Company or an Affiliated Employer. The date on which you cease to be an employee of the Company or an Affiliated Employer is called your “Employment Termination Date”. An “Affiliated Employer” means any corporation that more than 50% of its outstanding common stock is owned by the Company. On your Employment Termination Date, all Option Shares that have not already vested are immediately forfeited to the Company and cancelled.

3. Termination of Option. The date on which your Option terminates or expires is called the “Option Termination Date.” Your Option will terminate when the first of the following events occurs:

(a) the Expiration Date of the Option, which is seven years from your Grant Date and identified on the cover page of this Option Agreement under the heading “Expiration”; or

(b) three months after your Employment Termination Date if the Employment Termination Date occurs for any reason other than the reasons named in Sections 3(c), 3(d) or 3(e); or

(c) one year after your Employment Termination Date if your Employment Termination Date occurs due to your death or disability. For purposes of this Option Agreement, “disability” means that you are receiving disability benefits under the Company’s Long Term Disability Coverage, as then in effect, on the Employment Termination Date; or

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(d) two years after your Employment Termination Date if the Employment Termination Date occurs due to your retirement. For purposes of this Option Agreement, (i) if you are an outside director of the Company, “retirement” means the date on which you cease to serve as a director of the Company, and (ii) if you are an employee of the Company or an Affiliated Employer, “retirement” means the termination of your employment after age 55 and the completion of 10 years of continuous service (consisting of at least 20 hours per week) to the Company or an Affiliated Employer; or

(e) the date the Company is dissolved or liquidated.

4. No Assignment of Rights. Except for assignments or transfers by will or the applicable laws of descent and distribution, your rights and interests under this Option Agreement and the Plan may not be assigned or transferred in whole or in part either directly or by operation of law or otherwise, including without limitation by way of execution, levy, garnishment, attachment, pledge or bankruptcy, and no such rights or interests shall be subject to any of your obligations or liabilities. Notwithstanding the foregoing, if you are a director or officer of Kadant Inc. on the date of grant, or subsequently become a director or officer of Kadant Inc., the Company consents to the transfer of this Option by you to an immediate member of your family, a family trust or family partnership, provided that you, the Company and the transferee execute a written assignment of this Option in the form specified by the Company and upon terms satisfactory to the Company prior to such assignment becoming effective.

5. Exercise of Option; Delivery and Deposit of Certificate(s). You (or in the case of your death, your legal representative) may exercise vested Option Shares in whole or in part by giving written notice to the Company on the form provided by the Company (the “Exercise Notice”) any time before the Option Termination Date. Your Exercise Notice must be accompanied by full payment for the Option Shares being purchased before it will be considered complete. You may pay for the Option Shares by any of the following methods:

•	in cash or by certified or bank cashier’s check payable to the order of the Company, in an amount equal to the number of Option Shares being purchased multiplied by the Exercise Price (the “Exercise Consideration”),

•	in unrestricted shares of the Company’s common stock (the “Tendered Shares”) with a market value equal to the Exercise Consideration,

•	by delivery of an unconditional and irrevocable undertaking by a broker to deliver promptly to the Company sufficient funds to pay the Exercise Consideration, or

•	any combination of cash, certified or bank cashier’s check or Tendered Shares having a total value equal to the Exercise Consideration.

Tendered Shares that were acquired directly from the Company may be surrendered as all or part of the Exercise Consideration only if you acquired such Tendered Shares more than six months prior to the date of exercise. As soon as reasonably practicable after receipt of the Exercise Notice and the Exercise Consideration, the Company will deliver or cause to be delivered to you a certificate or certificates representing the number of Option Shares you purchased, registered in your name.

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6. Rights With Respect to Option Shares. Prior to the date the Option is exercised, you shall not be considered to be the holder of the common stock represented by the Option Shares for any purpose. Upon the issuance to you of a certificate or certificates representing Option Shares, you shall have ownership of those Option Shares, including the right to vote and receive dividends, subject, however, to the other restrictions and limitations that may be imposed either pursuant to the Plan and this Option Agreement or which may now or at some date in the future be imposed by the Certificate of Incorporation or the By-Laws of the Company.

7. Dilution and Other Adjustments. In the event a stock dividend, stock split or combination of shares, or other distribution with respect to holders of common stock other than normal cash dividends, occurs while the Option is outstanding (after the Grant Date and before the date the Option is exercised), the committee appointed by the Company’s Board of Directors to administer the Plan (the “Committee”) may in its discretion adjust the number of shares for which the Option may be exercised and the Exercise Price for the Option to reflect such event. In the event any recapitalization, merger or consolidation involving the Company, any transaction in which the Company becomes a subsidiary of another entity, any sale or other disposition of all or a substantial portion of the assets of the Company or any similar transaction, as determined by the Committee, (any of the foregoing, a “covered transaction”) occurs while the Option is outstanding, the Committee in its discretion may (i) accelerate the exercisability of the Option, (ii) adjust the terms of the Option (whether or not in a manner that complies with the requirements of Section 424(a) of the Internal Revenue Code of 1986, as amended (the “Code”)), (iii) if there is a survivor or acquiror entity, provide for the assumption of the Option by such survivor or acquiror or an affiliate thereof or for the grant of one or more replacement options by such survivor or acquiror or an affiliate thereof, in each case on such terms (which may, but need not, comply with the requirements of Section 424(a) of the Code) as the Committee may determine, (iv) terminate the Option (provided, that if the Committee terminates the Option, it shall, in connection therewith, either (A) accelerate the exercisability of the Option prior to such termination, or (B) provide for a payment to the holder of the Option of cash or other property or a combination of cash or other property in an amount reasonably determined by the Committee to approximate the value of the Option assuming an exercise immediately prior to the transaction, or (C) if there is a survivor or acquiror entity, provide for the grant of one or more replacement options pursuant to clause (iii) above), or (v) provide for none of, or any combination of, the foregoing. No fraction of a share or fractional shares shall be purchasable or deliverable under this Option Agreement.

8. Reservation of Shares. The Company will at all times during the term of this Option Agreement reserve and keep available enough shares of its common stock to satisfy the requirements of this Option Agreement and shall pay all fees and expenses necessarily incurred by the Company in connection with this Option Agreement and the issuance of Option Shares.

9. Taxes. The Company, in its sole discretion, will determine whether the Company, any of its subsidiaries, or any other person has incurred or will incur any liability to withhold any federal, state or local income or other taxes by reason of the grant or exercise of the Option, the issuance of Option Shares to you or the lapse of any restrictions applicable to the Option Shares. You agree to pay promptly, upon demand by the Company or any of its subsidiaries, to the Company or such subsidiary, any amount requested by it for the purpose of satisfying such tax

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liability. If you fail to pay promptly the amount requested, the Company will refuse to issue you the Option Shares and will, without further consent by you, have the right to deduct such taxes from any payment of any kind otherwise due to you, and may hold back from the Option Shares to be delivered to you on exercise that number of shares calculated to satisfy all federal, state, local or other applicable taxes required to be withheld in connection with such exercise.

The Company may permit you to satisfy the minimum statutory withholding tax requirement (the “Obligation”) arising from exercise of the Option by making an election (an “Election”) to have the Company withhold from the number of shares to be issued upon exercise of the Option, or to otherwise tender to the Company, that number of shares of common stock having a value equal to the amount of the Obligation. The value of the shares to be withheld or tendered shall be based upon the closing price of the common stock on the date that the amount of the Obligation is determined (the “Tax Date”), as reported by the stock exchange on which the Company’s shares are then traded. Each Election must be made at the time the Option is exercised or the Tax Date, whichever is later. The Committee may disapprove of any Election or may suspend or terminate the right to make Elections. An Election is irrevocable.

10. Determination of Rights. Any dispute or disagreement concerning the Plan or this Option Agreement shall be determined by the committee appointed by the Company’s Board of Directors to administer the Plan (the “Committee”), in its sole discretion, and any decision made by the Committee in good faith shall be conclusive on you and all other parties. The interpretation, construction and determination of any question by the Committee of any provision of this Option Agreement or the Plan, or any rule or regulation adopted pursuant to the Plan, shall be final and conclusive on all parties.

11. Limitation of Employment Rights. The Option confers upon you no right to continue in the employ of the Company or an Affiliated Employer or interferes in any way with the right of the Company or an Affiliated Employer to terminate your employment at any time.

12. Communications. Any communication or notice required or permitted to be given under this Option Agreement will be in writing, and mailed by registered or certified mail, by express courier or delivered in hand, to the Company addressed to its Stock Option Administrator, Kadant Inc., One Acton Place, Suite 202, Acton, MA 01720, and to you at the address you most recently have given to the Company.

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